                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.
                         1850 Parkway Place, Suite 1100
                             Marietta, Georgia 30067
                                 (770) 423-8450

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 19, 1998

Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Healthdyne Information Enterprises, Inc. (the "Company"), which will be held at the Company's corporate office building, 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, on Tuesday, May 19, 1998, at 11:00 a.m., Atlanta time, for the following purposes:

                  (1) To consider and act upon a proposal to approve an amendment to the Company's Articles of Incorporation to provide for classification of the Board of Directors of the Company into three classes serving staggered terms of three years;

                  (2) To elect nine directors to serve either (i) for staggered terms if the first proposal is approved by the shareholders or (ii) for one-year terms if the first proposal is not approved, and in either case until their successors are elected and qualified; and

                  (3) To transact any and all other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 31, 1998, as the record date for determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

         I look forward to welcoming you at the meeting.

                                    By Order of the Board of Directors

                                    /s/ Joseph G. Bleser

                                    Joseph G. Bleser
                                    Secretary

Marietta, Georgia
April 2, 1998

                                    IMPORTANT

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.





                                 PROXY STATEMENT
                   FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 19, 1998

         The Board of Directors of Healthdyne Information Enterprises, Inc., a Georgia corporation (the "Company"), is furnishing this Proxy Statement to the holders of its common stock, par value $.01 per share, together with associated preferred stock purchase rights (the "Common Stock"), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 11:00 a.m., Atlanta time, on Tuesday, May 19, 1998 and at any and all adjournments thereof.

         At the Annual Meeting, shareholders will be requested to act upon the matters set forth in this Proxy Statement. If you are not present at the meeting, your shares can be voted only when represented by proxy. The shares represented by your proxy will be voted in accordance with your instructions if the proxy is properly signed and returned to the Company before the Annual Meeting. If no directions are specified, the shares will be voted (i) FOR the amendment of the Company's Articles of Incorporation to provide for a staggered board, (ii) FOR the election of the director nominees either (x) for staggered terms if Proposal One (as hereinafter defined) is approved by the shareholders or (y) for one-year terms if Proposal One is not approved, and (iii) in accordance with the discretion of the named proxies on other matters properly brought before the Annual Meeting. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy card, by delivering written notice of the revocation of the proxy to the Secretary of the Company prior to the Annual Meeting, or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.

         The Company will bear the expenses of preparing, printing and mailing this Proxy Statement and soliciting the proxies sought hereby. In addition to the use of the mails, proxies may be solicited by officers, directors and employees of the Company, who will not receive additional compensation therefor, in person, or by telephone, telegraph or facsimile transmission. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $3,500, plus expenses. The Company also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the Record Date (as hereinafter defined) and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.


         The mailing address of the principal executive offices of the Company is 1850 Parkway Place, Suite 1100, Marietta, Georgia 30067, and the telephone number is (770) 423-8450.



         This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about April 2, 1998. A copy of the Company's 1997 Annual Report to Shareholders is being mailed with this Proxy Statement.

QUORUM AND VOTING REQUIREMENTS


         The close of business on March 31, 1998 has been fixed as the record date (the "Record Date") for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding 20,909,221 shares of its Common Stock. Each share of Common Stock entitles the holder to one vote.


         A majority of the votes entitled to be cast by the holders of all shares of Common Stock that are outstanding and entitled to vote on the Record Date shall constitute a quorum for purposes of the Annual Meeting. Abstentions will be treated as present for purposes of determining a quorum. If a broker indicates on a proxy that it does not have the discretionary authority as to voting certain Common Stock (a "broker non-vote"), those shares will not be considered present and entitled to vote with respect to that matter.

         With regard to approval of the proposed amendment of the Company's Articles of Incorporation to provide for classification of the Board of Directors of the Company into three classes serving staggered terms of three years ("Proposal One"), votes may be cast for or against the matter, or shareholders may abstain from voting on the matter. APPROVAL OF PROPOSAL ONE REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING. Since the required vote is based upon the number of outstanding shares of Common Stock rather than the shares actually voted in person or by proxy at the Annual Meeting, the failure of a holder to submit a proxy or to vote in person at the meeting (including abstentions and broker non-votes) will have the same effect as a vote against approval of Proposal One.

         With regard to the election of directors ("Proposal Two"), votes may be cast for or votes may be withheld from each nominee. Abstentions may not be specified with respect to the election of directors. UNDER GEORGIA LAW, ASSUMING A QUORUM IS PRESENT, DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTES CAST. Therefore, votes that are withheld will be excluded entirely from the vote and will have no effect.


          I. PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION
                        TO PROVIDE FOR A STAGGERED BOARD


         The Company's Articles of Incorporation currently provide for the annual election of directors to the Board of Directors. The Board of Directors of the Company has adopted resolutions proposing an amendment to the Company's Articles of Incorporation to provide for classification of the Board of Directors of the Company into three classes serving staggered terms of three years. The Board's approval of the proposed amendment is not in response to any change in control activity involving the Company. The text of the proposed amendment to the Articles is attached hereto as Appendix A.



         Section 14-2-806 of the Georgia Business Corporation Code allows a corporation to provide, either in its articles of incorporation or a bylaw adopted by the shareholders, for staggered terms for directors, such that (i) the total number of directors may be divided into two or three groups, and (ii) the terms of directors in the first group expire at the first annual shareholders' meeting after their election, the terms of directors in the second group expire at the second annual shareholders' meeting after their election, and the terms of directors in the third group, if any, expire at the third annual shareholders' meeting after their election. Under the proposed amendment, the Company's Board of Directors would be divided into three classes (with the classes to be as equal in number as may be possible) to serve staggered terms as follows: Class I Directors shall serve until the next annual shareholders meeting after their election (1999) and until their successors are elected and qualified; Class II Directors shall serve until the second annual shareholders meeting after their election (2000) and until their successors are elected and qualified; and Class III Directors shall serve until the third annual shareholders meeting after their election (2001) and until their successors are elected and qualified. At each annual meeting thereafter, the class of directors elected each year would hold office for a three-year term and until their successors are duly elected and qualified, or until their death, resignation or removal from office. If the proposed amendment is adopted, directors would not be removed from the Board by shareholders except for cause, vacancies on the Board could only be filled by the remaining directors and amendments or interpretations of the staggered term provisions of the Articles of Incorporation by the shareholders would require the affirmative vote of at least two-thirds of the outstanding shares.

         Although the Company has in the past retained a high percentage of its directors, the Board of Directors believes that a staggered board is a desirable means of enabling the Company to more effectively carry out its long-range plans for the mutual benefit of shareholders, customers and employees. If Proposal One is approved, a change in control of the Board would generally require at least two annual meetings. As a result, a majority of directors at any given time would have prior experience as directors of the Company. By ensuring that directors serve for a longer period of time, the Board believes that a staggered board will help to assure the understanding, continuity and stability of the Company's long-range business plans, goals, strategies and policies in the future. In addition, extending director terms from one to three years should allow the Board to continue to attract candidates willing to make a commitment to the Company's future.


         Over the last several years there has been a trend toward the accumulation of substantial stock positions in public corporations by outside parties either with a view toward utilizing a controlling block of stock to force a merger or consolidation or as a prelude to proposing a restructuring or sale of all or part of a company or other similar extraordinary corporate action requiring the approval of its board of directors. These actions are often undertaken without advance notice to or consultation with management of the company. In many cases, such third parties seek representation on the company's board of directors in order to increase the likelihood that their proposals will be implemented by the company. If the company resists the efforts to obtain representation on the company's board, the outside parties may commence proxy contests to have themselves or their nominees elected to the board in place of certain directors or the entire board.


         The Company believes that if a potential acquiror were to purchase a controlling interest in the Company, such potential acquiror's ability to remove the Company's directors and obtain control of the Board and thereby remove the Company's management would severely curtail the Company's ability to negotiate effectively with the potential acquiror. In addition, the Company believes that if a proxy contest were to occur, such contest would be both disruptive to ongoing Company operations and a significant financial burden on the Company, neither of which is in the best interest of shareholders. If Proposal One is approved, a change in control of the Board would generally require two annual meetings. The Board believes that such delay will enable its shareholders to evaluate a change in control more carefully. Moreover, such delay would reduce the likelihood of a costly proxy contest or a disruption in the Company's operations by providing the Board with the time to gather sufficient information to evaluate a proposal and study alternative proposals and the bargaining power to assure that shareholder value is maximized for all shareholders equally. The Board hopes that Proposal One will thereby deter disruptive tactics that distract management, divide shareholders and damage the Company's long-term investment value. Furthermore, the Board believes that Proposal One will have the effect of preserving stability in the Company's stock price by preventing speculative swings.


         Because Proposal One may have an impact upon the rights of shareholders and may be characterized as an anti-takeover measure which, if adopted, may make the accomplishment of certain transactions involving a potential change of control of the Company more difficult, each shareholder should carefully study the proposed amendment which is set forth in Appendix A. In addition, a staggered board may discourage a potential acquiror from making a tender offer (including an offer at a substantial premium over the then-prevailing market value of the Common Stock), even though such an attempt might be beneficial to the Company and its shareholders. By reducing the attractiveness of accumulating large blocks of Common Stock and subsequently changing control of the Company, adoption of the amendment could tend to reduce any temporary fluctuation in the market price of the Common Stock that is caused by such accumulations. Accordingly, shareholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO PROVIDE FOR CLASSIFICATION OF THE BOARD OF DIRECTORS OF THE COMPANY INTO THREE CLASSES SERVING STAGGERED TERMS OF THREE YEARS.


                            II. ELECTION OF DIRECTORS


         The Board of Directors is currently comprised of nine directors. The Board has nominated and recommends for election as a director the nine nominees as set forth below. Each nominee currently serves as a director of the Company. If the shareholders of the Company approve Proposal One at the Annual Meeting, nine directors will be elected and divided into three classes to serve staggered terms as set forth below and until their successors are elected and qualified. If the shareholders do not approve Proposal One, nine directors will be elected at the Annual Meeting, each to serve for a one-year term until the 1999 Annual Meeting and until their successors are elected and qualified.


NOMINEES FOR BOARD OF DIRECTORS

         The Board of Directors has no reason to believe that any of the nominees for director will not be available to stand for election as a director. However, should any of such nominees become unable to serve, the proxies may be voted for a substitute nominee or nominees, or to allow the vacancy created thereby to remain open until filled by the Board, or to reduce the size of the full Board in the discretion of those persons named as proxies in the form of proxy.

         The following is a brief description of each director's principal occupation and business experience during the last five years, directorships of publicly-held companies presently held by each director and certain other information.

                 CLASS I NOMINEES FOR THE TERM EXPIRING IN 1999

         William J. Gresham, Jr., age 55, has served as a director of the Company since June 1995. He has been a consultant to The Miller Richmond Company, a real estate management and brokerage firm, since 1992 and previously was a consultant to the Landmark Group, a real estate management and development firm, from 1990 to 1992. From 1987 to 1990, he served as Chairman of the Board of City Group, Inc., a real estate development firm, and also served as President of that company from 1989 to 1992. Mr. Gresham is also a director of Riverside Bank.

         Charles R. Hatcher, Jr., M.D., age 67, has served as a director of the Company since June 1995. Dr. Hatcher has served as an advisor to the University President and the Board of Trustees of Emory University and Director Emeritus of the Robert W. Woodruff Health Sciences Center of Emory University (the "Center") since 1996. He has been a physician since 1962, and until his retirement during 1996, had served as Director and Vice President for Health Affairs at the Center since 1984 and Professor of Surgery at the Emory University School of Medicine since 1971. Dr. Hatcher is also a director of Life of the South Corporation.

         Donald W. Weber, age 61, has served as a director of the Company since January 1995. Mr. Weber was President and Chief Executive Officer of Viewstar Entertainment Services, Inc., a distributor of satellite entertainment systems, from August 1993 until November 1997, when he sold that company and became a private investor. From 1991 to August 1993, he was a consultant and private investor, and from 1987 to 1991, he served as President and Chief Executive Officer of Contel Corporation, a telecommunications supplier, which was sold in 1991 to GTE Corp. Mr. Weber is also a director of Powertel, Inc. and Pegasus Communications, Inc.

                 CLASS II NOMINEES FOR THE TERM EXPIRING IN 2000

         Joseph G. Bleser, age 52, has served as a director and Executive Vice President of the Company since October 1997, Chief Financial Officer since March 1995, and Treasurer and Secretary since August 1995. He was Vice President - Finance from August 1995 to October 1997. Prior to joining the Company, Mr. Bleser served as Executive Vice President, Chief Financial Officer and Treasurer of Allegiant Physician Services, Inc., a physician practice management company, from May 1993 until March 1995. He was previously employed by HBO & Company, a healthcare information systems and services provider ("HBO"), as Senior Vice President-Finance, Treasurer, Assistant Secretary and Chief Financial Officer from 1992 to 1993 and as Vice President, Controller and Chief Accounting Officer from 1983 to 1992.

         J. Terry Dewberry, age 54, has served as a director of the Company since June 1995 and prior thereto from June 1994 to January 1995. Mr. Dewberry also served as Vice President of the Company from June 1994 to January 1995. Mr. Dewberry was a director of Healthdyne, Inc. ("Healthdyne"), a provider of specialized obstetrical home healthcare services and a predecessor company of Matria Healthcare, Inc. ("Matria"), from 1981 until March 1996 and served as Vice Chairman of Healthdyne from 1992 until March 1996, when he retired. From 1987 until 1992, Mr. Dewberry was President and Chief Operating Officer of Healthdyne and was Executive Vice President of Healthdyne from 1984 to 1987. Mr. Dewberry is also a director of Respironics, Inc. ("Respironics").

         Carl E. Sanders, age 72, has served as a director of the Company since June 1994. He also serves as Chairman of Troutman Sanders LLP, an Atlanta-based law firm which has provided legal services to the Company since 1995. See "Certain Relationships and Related Transactions." Mr. Sanders is also a director of Matria, Carmike Cinemas, Inc., Metromedia International Group, Inc. and Norrell Corporation.

                CLASS III NOMINEES FOR THE TERM EXPIRING IN 2001

         John W. Lawless, age 54, has served as a director of the Company since February 1998 and from January 1995 to May 1997. Mr. Lawless was a director of Inforum, Inc., a healthcare information company ("Inforum"), from 1989 to March 1993. He was Chairman of Inforum from 1991 to March 1993, when that company was merged with Medstat Group, a healthcare information services company. He served on the board of directors of Medstat Group from April 1993 to January 1994. Mr. Lawless was a co-founder of HBO in 1974 and retired as President and director of HBO in 1987. From 1988 until the present Mr. Lawless has been a private investor and management consultant.

         Robert I. Murrie, age 52, has served as a director and the President and Chief Executive Officer of the Company since October 1997. He was President of Healthcare Communications, Inc., a wholly-owned subsidiary of the Company, from April 1997 to October 1997 and served as a Client Partner of the Company (a senior sales executive position) from January 1996 to April 1997. Prior to joining the Company, Mr. Murrie served as President and Chief Executive Officer of Nurse on Call, a managed care service company, from 1992 to December 1995 and held several senior executive positions at HBO from 1985 to 1992, including President and Chief Executive Officer of Healthquest, Inc., a wholly-owned subsidiary of HBO, from 1988 to 1992.


         Parker H. Petit, age 58, has served as Chairman of the Board of Directors of the Company since June 1994. He has also served as Chairman of the Board of Directors of Matria since March 1996. Mr. Petit was the founder of Healthdyne and acted as its Chairman of the Board and Chief Executive Officer from 1970 until Healthdyne and Tokos Medical Corporation (Delaware) merged with and into Matria in March 1996. Mr. Petit also serves as a director of Respironics, ASA Holdings, Inc., Intelligent Systems, Inc. and Logility, Inc.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ITS NINE NOMINEES AS DIRECTORS.


                             ADDITIONAL INFORMATION

MEETINGS OF THE BOARD AND BOARD COMMITTEES

         The business of the Company is managed by or under the direction of the Board of Directors. During the fiscal year ended December 31, 1997, the Board of Directors held six meetings. Each of the directors attended at least 75% of the aggregate of (1) the total meetings of the Board of Directors, and (2) the total number of meetings held by all committees of the Board on which he served, during the periods that he served.

         The Company has four standing committees: (1) an Executive Committee,
(2) a Compensation Committee, (3) a Stock Option Committee and (4) an Audit Committee.


         The Executive Committee has the authority to exercise the full powers of the Board of Directors, except as otherwise provided by law or the Company's Articles of Incorporation or By-laws. The present members of the Executive Committee are Messrs. Petit, Murrie, Sanders and Weber. The Executive Committee met once during the fiscal year ended December 31, 1997.

         The Compensation Committee is responsible for establishing and administering the policies which govern the compensation of the Company's executive officers and key employees. The Compensation Committee consists of Messrs. Petit and Weber and Dr. Hatcher. The Compensation Committee met once during the fiscal year ended December 31, 1997.

         The Stock Option Committee is responsible for administering the Company's stock option plans as provided for in such plans. The members of the Stock Option Committee are Messrs. Petit and Gresham and Dr. Hatcher. The Stock Option Committee met six times during the fiscal year ended December 31, 1997.

         The function of the Audit Committee is to (a) select and engage independent auditors to audit the books, records and accounts of the Company,
(b) approve the scope of such audits set by said auditors, (c) establish policy in connection with internal audit programs of the Company, and (d) perform such other duties as the Board may from time to time prescribe. Messrs. Weber and Dewberry and Dr. Hatcher are the current members of the Audit Committee. The Audit Committee met twice during the fiscal year ended December 31, 1997.

DIRECTOR COMPENSATION

         Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. During the fiscal year ended December 31, 1997, the Company paid all directors who are not employees of the Company ("Non-Employee Directors"), except the Chairman of the Board of Directors, a quarterly retainer of $2,500, plus $500 for each meeting of the Board which they attend and $250 for each committee meeting or telephonic meeting. During the fiscal year ended December 31, 1997, in lieu of the compensation paid to Non-Employee Directors, the Company paid the Chairman of the Board a quarterly fee of $6,250 for his services and reimbursed him for business expenses of $17,320. All Non-Employee Directors are also entitled to receive options to purchase Common Stock under the Non-Employee Director Stock Option Plan and to receive their retainer fee in shares of Common Stock equivalent in market value to said retainer fee on the date said retainer fee is payable. Under the terms of the Non-Employee Director Stock Option Plan, current and subsequently elected directors each receive an initial option to purchase 20,000 shares of Common Stock. In addition, each Non-Employee Director will be granted an additional option to purchase 2,000 shares of Common Stock following such director's reelection at an annual meeting of shareholders of the Company, provided that such individual has been a Non-Employee Director for the preceding six months. The purchase price for all options granted under the Non-Employee Director Stock Option Plan is equal to the fair market value on the date of said grants.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as to the Common Stock beneficially owned as of January 31, 1998 by each of the Company's directors and nominees for director, each Named Executive Officer (as hereinafter defined) and all directors and executive officers as a group. No person is believed by the Company to own beneficially more than five percent of the outstanding shares of Common Stock.

         Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days, as well as any securities owned by such person's spouse, children or relatives living in the same house. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated in a footnote each person listed below possesses sole voting and investment power with respect to the shares indicated as beneficially owned by him.

                       NAME                                AMOUNT AND NATURE                   PERCENT
               OF BENEFICIAL OWNER                      OF BENEFICIAL OWNERSHIP                OF CLASS
               -------------------                      -----------------------                --------
Parker H. Petit..................................             1,064,011  (1)(2)                   4.99%
Robert I. Murrie.................................                26,339  (3)                       *
Joseph G. Bleser.................................               201,043  (4)                       *
George T. Schwend................................                 7,126  (5)                       *
James L. Oakes, Jr...............................                28,765  (6)                       *
James Morrison...................................               138,878  (7)                       *
J. Terry Dewberry................................               119,026  (2)                       *
William J. Gresham, Jr...........................                24,000  (2)                       *
Charles R. Hatcher, Jr., M.D.....................                20,500  (2)                       *
John W. Lawless..................................               130,800                            *
Carl E. Sanders..................................                97,850  (2)                       *
Donald W. Weber..................................                20,500  (2)                       *
H. Darrell Young.................................               842,553  (8)                      3.95
All directors and executive officers as a
  group (14 individuals).........................             1,892,971  (9)                      8.88%

----------------

* Indicates less than 1%

(1) Includes 946,011 shares owned by Mr. Petit, 97,500 shares held by Petit Investments Limited Partnership, and 10,000 shares held by the Petit Grantor Trust.

(2) Includes 10,500 shares of Common Stock that may be acquired upon exercise of stock options exercisable within 60 days of January 31, 1998.

(3) Includes 13,332 shares of Common Stock that may be acquired by Mr. Murrie upon exercise of stock options exercisable within 60 days of January 31, 1998.

(4) Includes 184,999 shares of Common Stock that may be acquired by Mr. Bleser upon exercise of stock options exercisable within 60 days of January 31, 1998.

(5) Includes 5,000 shares of Common Stock that may be acquired by Mr. Schwend upon exercise of stock options exercisable within 60 days of January 31, 1998.

(6) Includes 25,582 shares of Common Stock that may be acquired by Mr. Oakes upon exercise of stock options exercisable within 60 days of January 31, 1998.

(7) Includes 112,500 shares of Common Stock that may be acquired by Mr. Morrison upon exercise of stock options exercisable within 60 days of January 31, 1998.

(8) Includes 840,000 shares of Common Stock that may be acquired upon exercise of stock options exercisable within 60 days of January 31, 1998.


(9) Includes 416,179 shares of Common Stock that may be acquired upon exercise of stock options exercisable within 60 days of January 31, 1998. Does not include 842,553 shares beneficially owned by Mr. Young, who is no longer an executive officer or director.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth certain information concerning the compensation of each individual who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1997 and the four highest-paid executive officers (other than the Company's Chief Executive Officer) of the Company whose cash compensation exceeded $100,000 during the fiscal year ended December 31, 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                    ANNUAL COMPENSATION       COMPENSATION AWARDS
                                                                    -------------------    ----------------------         ALL
                                                                              BONUS ($)           SECURITIES             OTHER
NAME AND PRINCIPAL POSITION                             YEAR          SALARY              UNDERLYING OPTIONS/SARs(#)    COMPENSATION
                                                                        ($)       (1)                                     ($)
---------------------------                             ----        --------  ---------   --------------------------  ------------
Robert I. Murrie.....................................   1997 (2)     157,795     33,699              260,000                --
   President and Chief Executive Officer

Joseph G. Bleser.....................................   1997         189,049      --                  80,000                --
   Executive Vice President, Chief Financial            1996         180,000      --                  65,000                --
   Officer, Treasurer and Secretary..................   1995 (3)     141,923      --                 155,000                --

George T. Schwend....................................   1997 (4)     125,000    32,500                85,000                --
   Senior Vice President, Sales and Marketing

James L. Oakes, Jr...................................   1997 (4)      73,333    76,659                61,250                --
   Senior Vice President, Integration Services

James Morrison.......................................   1997 (4)     150,000    14,000                    --                --
   Senior Vice President, Research and Development

H. Darrell Young.....................................   1997         186,667       -                      --             37,333(5)
   Former President and Chief Executive Officer (6)     1996         203,400       -                      --                --
                                                        1995         190,000       -                 775,000                --


----------------


(1)      Includes sales commissions and/or bonuses.

(2) Mr. Murrie has served as President and Chief Executive Officer of the Company since October 21, 1997.

(3)      Mr. Bleser commenced employment on March 20, 1995.

(4) Messrs Schwend, Oakes and Morrison were appointed as executive officers of the Company on October 27, 1997.

(5) Represents consulting fees of $18,667 per month under Mr. Young's Consulting Agreement with the Company, which provides for said fees from November 1997 through October 1998.

(6) Mr. Young resigned as President and Chief Executive Officer of the Company on October 21, 1997.

STOCK OPTION GRANTS AND RELATED INFORMATION

     The following table sets forth information concerning stock option grants during the fiscal year ended December 31, 1997 to the Named Executive Officers:

                                      INDIVIDUAL GRANTS                                                   POTENTIAL REALIZABLE
                              ----------------------------------                                            VALUE AT ASSUMED
                               NUMBER OF              % OF                                                   ANNUAL RATES OF
                              SECURITIES              TOTAL                                              STOCK PRICE APPRECI-
                              UNDERLYING             OPTIONS             EXERCISE                          ATION FOR OPTION
                                OPTIONS            GRANTED TO             OR BASE                                TERM
                                GRANTED             EMPLOYEES              PRICE           EXPIRATION            ----
           NAME                   (#)                IN 1997              ($/SH)              DATE           5%           10%
           ----               -----------        ---------------         --------         -----------    --------      --------
Robert I. Murrie........         35,000                 3.1%               $2.88             4/22/03     $ 34,282      $ 77,773
                                225,000                19.6%               $2.47            10/21/03     $189,008      $428,795

Joseph G. Bleser........         80,000                 7.0%               $2.47            10/21/03     $ 67,203      $152,460

George T. Schwend.......         25,000                 2.2%               $2.56             7/22/03     $ 21,766      $ 49,380
                                 25,000                 2.2%               $2.31            10/27/03     $ 19,641      $ 44,558
                                 35,000                 3.1%               $1.62            12/16/03     $ 19,283      $ 43,748

James L. Oakes, Jr......         38,000                 3.3%               $5.50             2/18/03     $ 71,080      $161,256
                                 15,000                 1.3%               $2.88             4/22/03     $ 14,692      $ 33,331
                                  8,250                 0.7%               $1.62            12/16/03     $  4,545      $ 10,312

James Morrison..........             --                  --                   --                  --           --            --

H. Darrell Young........             --                  --                   --                  --           --            --

         None of the Named Executive Officers exercised any stock options during the fiscal year ended December 31, 1997. The following table sets forth information concerning the value of unexercised options held by the Named Executive Officers as of December 31, 1997.


                                 NUMBER OF SECURITIES                    VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS AT
                               AT DECEMBER 31, 1997 (#)                DECEMBER 31, 1997 ($)(1)
                         ------------------------------------       -------------------------------
       NAME              EXERCISABLE            UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
       ----              -----------            -------------       -----------       -------------
Robert I. Murrie........      13,332               286,668            $     --          $    --

Joseph G. Bleser........     124,998               175,002              28,933           14,467

George T. Schwend.......       5,000                95,000                  --            5,600

James L. Oakes, Jr......      12,916                87,084                  --            1,320

James Morrison..........      86,664                95,836              14,466            7,234

H. Darrell Young........     840,000                    --             319,200               --

----------------

(1) Represents the excess of the fair market value of the Common Stock of approximately $1.78 per share (the closing selling price of the Common Stock as quoted on the Nasdaq National Market on December 31, 1997) above the exercise price of the options.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.

         Compensation Philosophy. The Compensation Committee of the Board of Directors (the "Compensation Committee") and the Stock Option Committee of the Board of Directors (the "Stock Option Committee" and, together with the Compensation Committee, the "Committees") are responsible for the Company's executive compensation policies and practices. The Committees believe that the Company must pay competitively to attract and retain qualified executives. To motivate executive personnel to perform at their full potential, the Committees believe that a significant portion of compensation should be incentive-based. In addition, the Committees believe it is important to reward not only individual performance and achievement, but also to focus on overall corporate results. This latter objective serves the dual purposes of encouraging teamwork among executives and also supports the Company's objective of creating shareholder value.

         Overall Objectives and Approach. In making its compensation determinations, the Committees evaluate, on both an absolute and relative basis, a variety of the Company's financial results (including revenue growth, earnings, return on equity, return on assets and balance sheet strength), market share and competitive position, the potential for future growth, the overall importance of the individual to the organization, the individual and group performance of senior management, and compensation levels at comparable companies, especially within the healthcare industry. In formulating its determinations, the Committees recognize and reward achievements on an annual basis, while emphasizing the value and importance of sustained long-term performance and the recognition of developing trends within the healthcare industry. The Board of Directors reviews information prepared or compiled by the Company, and relies on the business experience of the individual members of the Committees.

         Cash Compensation. Officers and other employees are compensated within salary ranges that are generally based on similar positions in companies of comparable size and complexity to the Company. The actual base pay level for each officer is determined by the Compensation Committee based on a combination of experience, performance and the particular needs of the Company for the services provided by the individual, and is reviewed annually, with the amount of any increases based on factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance.


         None of the executive officers received any cash incentive bonus in 1997 in their capacities as executive officers of the Company. As a matter of policy, however, the Company intends to provide cash incentive bonuses for executive officers and other key personnel ranging from 5% to 50% of annual salary based on the Company achieving or exceeding the financial objectives in the Company's Annual Business Plan (the "Plan").


         Stock Options. The Stock Option Committee grants stock options to the executive officers and other key personnel who are individually and collectively responsible for creating and enhancing shareholder value. The grants generally have been based on guidelines that take performance, salary level, tenure, the number of options previously granted to the individual and the individual's importance to the Company into account. All stock options have been granted at exercise prices equal to the market price of the underlying Common Stock on the date of grant. The Company believes that employee ownership of its Common Stock is an important element to its success.

         Compensation of Chief Executive Officer. The Committee considers essentially the same factors in determining the base salary and cash incentive bonus potential for the President and Chief Executive Officer as it does for the other executive officers. Since Mr. Murrie was appointed to the positions of President and Chief Executive Officer on October 21, 1997, following the resignation of Mr. Young from those positions on that same date, and given the performance of the Company in 1997, no cash bonuses were paid to either Messrs. Young or Murrie in 1997 in the capacities of President and Chief Executive Officer. Mr. Murrie's annual base salary for 1998 is $225,000 plus an automobile allowance of $1,000 per month. Mr. Murrie's cash incentive bonus potential for 1998 is 35% of his annual base salary payable if, and only if, the Company achieves the revenue and earnings per share goals (the "Goals") inherent in the Plan. Mr. Murrie could earn up to 50% of his annual salary as a cash incentive bonus in 1998 for exceeding those Goals by pre-determined amounts. In addition, as a long-term incentive, Mr. Murrie was granted options to purchase 225,000 shares of the Company's Common Stock at $2.47 per share, the fair value per share on the October 21, 1997 date of grant. As of December 31, 1997, Mr. Murrie held options to purchase a total of 300,000 shares of the Company's Common Stock at a weighted average price of $2.81 per share.

COMPENSATION COMMITTEE               STOCK OPTION COMMITTEE
Parker H. Petit (Chairman)           Charles R. Hatcher,  Jr., M.D. (Chairman)
Charles R. Hatcher, Jr., M.D.        William J. Gresham, Jr.
Donald W. Weber                      Parker H. Petit

PERFORMANCE GRAPH

         The following graph compares the total cumulative shareholder returns on the Company's Common Stock during the period from November 7, 1995 (the date on which shares of the Common Stock began trading publicly) through December 31, 1997, with the comparable total cumulative returns of the Media General Market Weighted NASDAQ Index Return (the "NASDAQ Market Index") and the SIC Code 7373 Index (Computer Integrated Systems Design). The graph assumes that the value of the investment in the Common Stock and each index was $100 on November 7, 1995, and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                 AMONG HEALTHDYNE INFORMATION ENTERPRISES, INC.
                    NASDAQ MARKET INDEX AND SIC CODE INDEX


                                                Fiscal Year Ended
                                            -------------------------
                                   1995      1995      1996     1997
                                   ----     ------    ------   ------
Healthdyne Information
     Enterprises, Inc............  100      163.64    400.00   129.45


SIC Code Index Index.............  100      106.98    113.55   135.69

Nasdaq Market Index .............  100      101.13    125.67   153.73



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Carl E. Sanders, a member of the Board of Directors, is Chairman of Troutman Sanders LLP, a law firm based in Atlanta, Georgia, which provided legal services to the Company during fiscal year 1997 and is expected to provide legal services to the Company during fiscal year 1998.



                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be presented for action at the 1998 Annual Meeting. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

INDEPENDENT AUDITORS

         The Board of Directors has appointed KPMG Peat Marwick LLP to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 1998. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate shareholder questions.

SHAREHOLDER PROPOSALS

         Shareholders of the Company who intend to submit proposals at the Company's 1999 Annual Meeting of Shareholders must submit such proposals to the Company no later than December 4, 1998, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with that meeting. Shareholder proposals should be submitted to Healthdyne Information Enterprises, Inc., 1850 Parkway Place, Suite 1100, Marietta, Georgia 30067, Attention: Secretary. The Company reserves the right to decline to include in the Company's proxy material any shareholder's proposal which does not comply with the rules of the Commission for inclusion therein.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


         Section 16(a) of the Exchange Act requires the Company's directors and officers and persons who own more than ten percent of a registered class of the Company's equity securities to file reports with the Commission regarding beneficial ownership of Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all officers, directors and greater than ten percent beneficial owners complied with the
Section 16(a) filing requirements of the Act, except that Mr. Petit did not report one transaction on a timely basis, which report has since been filed.

ANNUAL REPORT ON FORM 10-K

         The Company will furnish without charge a copy of its Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 1997, including financial statements and schedules, to any record or beneficial owner of its Common Stock as of March 31, 1998 who requests a copy of such report. Any request for the Form 10-K should be in writing addressed to: Joseph G. Bleser, Secretary, Healthdyne Information Enterprises, Inc., 1850 Parkway Place, Suite 1100, Marietta, Georgia 30067.

         If the person requesting the Form 10-K was not a shareholder of record on March 31, 1998, the request must include a representation that such person was a beneficial owner of the Common Stock on that date. Copies of any exhibit(s) to the Form 10-K will be furnished on request and upon the payment of the Company's expenses in furnishing such exhibit(s).

                             YOUR VOTE IS IMPORTANT

         You are encouraged to let us know your preference by marking the appropriate boxes on the enclosed proxy card.

                                                                      APPENDIX A


                           PROPOSED AMENDMENT TO THE
                      COMPANY'S ARTICLES OF INCORPORATION


         Article 6 of the Articles of Incorporation of the Company shall be amended in its entirety and shall read as follows:

                                       "6.

         (A) Beginning with the election of directors in 1998, the Board of Directors of the Corporation shall consist of nine (9) natural persons of the age of eighteen years or over and shall be divided into three classes, Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors and any remaining directors shall be included within such class or classes as the Board of Directors shall designate, provided that the difference in the number of directors in any two classes shall not exceed one (1). At the annual meeting of shareholders in 1998, Class I Directors shall be elected for a one-year term, Class II Directors for a two-year term and Class III Directors for a three-year term. At each succeeding annual meeting of shareholders beginning in 1999, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term.

         (B) Any director of the Corporation, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote for the election of directors, voting together as a single class. No director may be removed without cause.

         (C) The number of directors constituting the Board of Directors may be increased or decreased from time to time by the affirmative vote of a number of directors equal to at least a majority of the then authorized number of directors (regardless of any vacancies then existing). If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. No decrease in the number of directors shall affect the term of any director.


         (D) Any vacancy on the Board of Directors, including any vacancy occurring by reason of any increase in the number of directors, shall be filled only by the Board of Directors acting by the affirmative vote of a majority of the directors then remaining in office. If the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office.


         (E) The provisions of this Article 6 are subject in all respects to the rights, privileges and preferences of the holders of any class of capital stock of the Corporation other than Common Stock.


         (F) This Article 6 may be modified, amended or repealed only by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote on such modification, amendment or repeal; any provision in the Articles of Incorporation inconsistent with this Article 6, or any provision in the Articles of Incorporation or the By-laws of the Corporation purporting to interpret or define the terms contained in this Article 6, may be adopted only by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote on such provision; provided that, the Board of Directors may adopt By-laws implementing or interpreting this Article 6."

                                                                         ANNEX A

                    HEALTHDYNE INFORMATION ENTERPRISES, INC.



                               COMMON STOCK PROXY
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 19, 1998


         The undersigned hereby appoints PARKER H. PETIT and ROBERT I. MURRIE, and each of them, proxies, with full power of substitution and with discretionary authority, to represent and to vote in accordance with the instructions set forth herein all shares of Common Stock of Healthdyne Information Enterprises, Inc. held of record by the undersigned on March 31, 1998, at the Annual Meeting of Shareholders to be held at the Company's corporate office building, 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, at 11:00 a.m., Atlanta time, on Tuesday, May 19, 1998, and any adjournments thereof.

1. APPROVAL OF AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO PROVIDE FOR CLASSIFICATION OF THE BOARD INTO THREE CLASSES SERVING STAGGERED TERMS OF THREE YEARS.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

         [ ]  FOR                 [ ]  AGAINST              [ ]  ABSTAIN


2. ELECTION OF THE FOLLOWING NOMINEES TO THE BOARD OF DIRECTORS (I) FOR THE TERMS STATED BELOW IF ITEM 1 IS APPROVED BY THE SHAREHOLDERS, OR (II) FOR ONE-YEAR TERMS IF ITEM 1 IS NOT APPROVED, AND IN EITHER CASE UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.


              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

    [ ]  FOR all nominees listed below          [ ] WITHHOLD AUTHORITY to vote
 (except as marked to the contrary below)        for all nominees listed below

Class I (term expiring at the annual meeting of shareholders to be held in year 1999):
      William J. Gresham, Jr., Charles R. Hatcher, Jr., M.D. and Donald W. Weber

Class II (term expiring at the annual meeting of shareholders to be held in year 2000):
      Joseph G. Bleser, J. Terry Dewberry and Carl E. Sanders

Class III (term expiring at the annual meeting of shareholders to be held in year 2001):
      John W. Lawless, Robert I. Murrie and Parker H. Petit

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)


  ---------------------------------------------------------------------------

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR"
ITEM 1 AND "FOR" THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE.

                                    Dated:                               , 1998
                                          -------------------------------

                                    -------------------------------------------
                                                      Signature

                                    -------------------------------------------
                                              Signature if held jointly



                                    Please sign exactly as name appears on stock certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.